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                                                                     EXHIBIT 8.1

February 8, 2005                                                   Boston Office
                                                                    617.832.1000

Benjamin Franklin Bancorp, M.H.C.
58 Main Street
P.O. Box 309
Franklin, Massachusetts  02038-0927

      Re:   Proposed Merger of Benjamin Franklin Savings Bank and Chart Bank

Ladies and Gentlemen:

      We have acted as counsel to Benjamin Franklin Bancorp, M.H.C., a Massachusetts-chartered mutual holding company ("Bancorp"), in connection with the proposed merger (the "Merger") of Chart Bank, a Massachusetts-chartered stock co-operative bank ("Chart"), with and into Benjamin Franklin Savings Bank, a Massachusetts-chartered stock savings bank ("Bancorp Bank") and wholly-owned subsidiary of Bancorp, in accordance with the Agreement and Plan of Merger by and among Bancorp, Bancorp Bank, and Chart, dated as of September 1, 2004 (the "Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

      We have examined the law and such papers, including the Agreement, as deemed necessary to render the opinion expressed below. As to questions of fact material to our opinion we have relied on representations of Bancorp and Chart contained in letters addressed to us, without undertaking to verify the same by independent investigation; upon representations set forth in the Agreement (including the Exhibits); and upon such other documents pertaining to the Merger as we have deemed appropriate and necessary.

      In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and

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Benjamin Franklin Bancorp, M.H.C.
February 8, 2005
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all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (viii) the business reasons for the Merger will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Merger.

      The opinions rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

      We express no opinion as to the federal income tax consequences other than that described below, if any, or as to the effect of the Merger on other transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

      Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that

      (1) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

      (2) None of Chart Bank, Benjamin Franklin Bank, Benjamin Franklin Bancorp or Benjamin Franklin Bancorp's shareholders will recognize any taxable gain or loss as a result of the merger.

      (3) A Chart Bank stockholder who receives solely Benjamin Franklin common stock in exchange for all of such stockholder's shares of Chart Bank common stock in the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a

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Benjamin Franklin Bancorp, M.H.C.
February 8, 2005
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fractional share interest in Benjamin Franklin Bancorp common stock. A Chart
Bank stockholder who receives cash in lieu of a fractional share will be treated as if such stockholder had received a fractional share and then exchanged such fractional share for cash in a redemption by Benjamin Franklin Bancorp. A Chart Bank stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in the fractional share, which is discussed below. Such capital gain or loss will be long-term capital gain or loss if the Chart Bank common stock exchanged was held for more than one year.

      (4) A Chart Bank stockholder who receives solely cash in exchange for all of such stockholder's shares of Chart Bank common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for the shares of Chart Bank common stock exchanged, which gain or loss will be long-term capital gain or loss if the shares of Chart Bank common stock were held for more than one year. Gain or loss must be calculated separately for each identifiable block of Chart Bank common stock. However, if a Chart Bank stockholder owns any shares of Benjamin Franklin Bancorp common stock immediately after the merger (either actually or constructively through certain complex ownership attribution rules of the Internal Revenue Code), then part or all of the cash received by that stockholder could be treated as a dividend under the limited circumstances described below.

      (5) A Chart Bank stockholder who receives both Benjamin Franklin Bancorp common stock and cash consideration in exchange for all of such stockholder's shares of Chart Bank common stock generally will recognize gain, to the extent of the lesser of:

            (a) the total amount of cash received by such stockholder; and

            (b) the difference between (i) the sum of the fair market value of the Benjamin Franklin Bancorp common stock received in the merger plus the total amount of cash received in the merger, and (ii) the stockholder's aggregate tax basis in the shares of Chart Bank common stock surrendered in the merger.

No loss will be recognized, except for loss resulting from the receipt of cash in lieu of a fractional share interest in Benjamin Franklin Bancorp common stock. A Chart Bank stockholder must calculate gain or loss separately for each identifiable block of Chart Bank common stock exchanged in the merger, and a loss realized on one block of Chart Bank common stock cannot be used to offset gain realized on another block of Chart Bank common stock. Any gain recognized by a Chart Bank stockholder generally will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code. Such capital gain will be long-term capital gain if the shares of Chart Bank common stock exchanged were held by the Chart Bank stockholder for more than one

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Benjamin Franklin Bancorp, M.H.C.
February 8, 2005
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year. Whether or not the cash consideration received by any stockholder could be considered to be essentially equivalent to, or having the effect of, a dividend will depend on the stockholder's particular situation.

      (6) A Chart Bank stockholder who receives shares of Benjamin Franklin Bancorp common stock in the merger will have a tax basis in such shares equal to such stockholder's aggregate tax basis in the Chart Bank common stock being exchanged, decreased by the amount of any cash received by the stockholder and increased by (x) the amount, if any, which was treated as a dividend and (y) the amount of gain to the stockholder which was recognized on such exchange (not including any portion of such gain that was treated as a dividend). For these purposes, any cash received in lieu of a fractional share interest in Benjamin Franklin Bancorp common stock and any gain recognized on the receipt of such cash will not be taken into account. If a Chart Bank stockholder acquired any of its shares of Chart Bank common stock at different prices, then the proper allocation of its aggregate tax basis among the shares of Benjamin Franklin Bancorp common stock received by it may be unclear. Proposed Treasury Regulations, not yet in effect, would provide guidance on how taxpayers may allocate their basis in these circumstances.

      (7) The holding period of shares of Benjamin Franklin Bancorp common stock received in the merger will include the holding period of the shares of Chart Bank common stock being exchanged.

      We undertake no responsibility to update or supplement our opinion. We are furnishing this letter to you solely for the purpose of satisfying Section 8.1(h) of the Agreement and in support of the information set forth under the heading "Material Federal Income Tax Consequences" in the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under such heading in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent. For purposes only of compliance with Treasury Regulation Section 1.6011-4T(b)(3)(i), we hereby agree that you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the

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Benjamin Franklin Bancorp, M.H.C.
February 8, 2005
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Merger and all materials of any kind, including this opinion letter any other tax analyses, that we have provided to you relating to such tax treatment and tax structure; provided, however, that any such information relating to the tax treatment or tax structure must be kept confidential to the extent necessary to comply with applicable securities laws.

                                                    Very truly yours,

                                                    Foley Hoag LLP

                                                    By: /s/ Richard Schaul-Yoder
                                                        ------------------------
                                                            A Partner